Exhibit 21.1

Subsidiary	State of Incorporation / Formation
Generation Income Properties, LP	Delaware
GIP REIT OP Limited LLC	Delaware
GIP DB SPE, LLC	Delaware
GIPDC 3707 14th St LLC	Delaware
GIPFL 1300 S Dale Mabry LLC	Delaware
GIPAL JV 15091 SW ALABAMA 20	Delaware
GIPVA 2510 WALMER AVE, LLC	Delaware
GIPVA 130 CORPORATE BLVD, LLC	Delaware
GIPFL JV 1106 CLEARLAKE ROAD, LLC	Delaware
GIPRI 332 Valley St LLC	Delaware

GIPFL 508 S Howard Ave, LLC	Delaware
GIPNC 201 Etheridge Road LLC	Delaware

GIPFL 702 Tillman Place, LLC	Delaware